Exhibit 4.8

PROMISSORY NOTE

Albany, New York	February 14, 2000

FOR VALUE RECEIVED, the undersigned, MEGA GROUP, INC., a New York corporation with offices at 313 Ushers Road, Ballston, Lake, New York 12019, unconditionally promises to pay to the order of BARTON G. SMITH, an individual residing at 4884 Salt Road, Medina, New York 14103, the principal sum of Seventy-Five Thousand Dollars ($75,000.00) (the “Principal Sum”), in lawful money of the United States, and interest on the unpaid portion of the Principal Sum from and including the date of this Note, to but not including the date that the Principal Sum is paid in full, at a rate of nine percent (9.00%) per year, with such interest to be calculated on the basis of a 365-day year.

The undersigned shall pay the Principal Sum and such interest in 48 installments of principal and interest of $1,852.48 each, with the first of such installments of principal and interest to become due on April 1, 2000 and one of each such installments of principal and interest to become due on the same day of each succeeding month through and including March 1, 2004.

This Note may be prepaid in whole or in part together with accrued interest thereon at any time or from time to time without penalty. Prepayment shall be applied first against any interest accrued and then against the principal.

The undersigned promises to pay all costs and expenses incurred by the holder in collecting this Note and enforcing its rights hereunder, including but not limited to, the reasonable fees and disbursements of legal counsel to the holder.

The entire unpaid portion of this Note and all sums payable hereunder shall, without any notice, demand, presentment or protest of any kind, automatically become immediately due if the undersigned commences, or has commenced against it, any bankruptcy or insolvency proceeding. All amounts owing pursuant to this Note but not yet paid, shall, without any notice, demand presentment or protest of any kind, become due at the sole option of the holder 10 days after the occurrence of any of the following events, unless such event is cured within such 10-day period: (1) the undersigned fails to pay any amount owing pursuant to this Note when due, (2) the undersigned dissolves or becomes insolvent (however such insolvency to an entity controlling, controlled by or under common control with the undersigned, or (4) the death, bankruptcy or resignation or dismissal from the Board of Directors of the undersigned of any guarantor of this Note.

Presentment for payment, notice of dishonor, protest, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance, endorsement or guaranty of this Note are hereby waived by the undersigned and all other persons who are or may become liable for the payment hereof.

Failure or delay by the holder in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other or future exercise of that or any other power or right. A waiver of any power or right hereunder shall be in writing, shall be be limited to the specific instance and shall not be deemed a waiver of such power or right in the future or a waiver of any other power or right.

This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by the undersigned and the holder.

This Note is delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State.

MEGA GROUP, INC.

By:	/s/ STEVEN GREGORY
Steven Gregory President

STATE OF NEW YORK       )
                                    Ss.
COUNTY OF ALBANY       )

On the 14 day of February, in the year 2000, before me, the undersigned, a notary public in and for said state, personally appeared Steven Gregory, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

By:	/s/ SCOTT C. PATON
Scott C. Paton
Notary Public, State of New York No. 02PA5052611 Qualified in Albany County Commission Expires November 27, 2001

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